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                                                                     Exhibit 4

                  DUKE REALTY INVESTMENTS, INC.
      DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN


     1. PURCHASE OF SHARES. Duke Realty Investments, Inc. (the "Corporation") will promptly pay over to the administrator (the "Administrator") of the Direct Stock Purchase and Dividend Reinvestment Plan of Duke Realty Investments, Inc. (the "Plan") each cash dividend (a "Dividend") payable on shares of common stock of the Corporation ("Common Stock") held of record by, and on any full and/or fractional shares of Common Stock held by the Administrator as agent under the Plan for, each participant in the Plan (a "Participant"). The Administrator shall apply all Dividends and all "Cash Payments," as defined and described in paragraph 7 below, to the purchase of Common Stock which the Administrator shall hold as agent for the Participant. Such purchases shall be made directly from the Corporation. The price per share of the Common Stock for purchases made with Dividend payments shall be 96% of the average of the daily high and low prices reported under the New York Stock Exchange Transactions for the five business days immediately preceding the Purchase Date (as defined in Paragraph 2).
The price per share of the Common Stock for purchases made with Cash Payments shall be 100% of the average of the daily high and low prices reported under the New York Stock Exchange Transactions for the five business days immediately preceding the Purchase Date. The reported high and low prices as used in this paragraph are the high and low prices as reported in THE WALL STREET JOURNAL for New York Stock Exchange Transactions (or, if not reported on the five business days immediately preceding the Purchase Date, then as reported on the five most recent business days preceding the Purchase Date for which such reports have been made), or any report succeeding to the function of such report (or, if not so reported, then in any other newspaper of general circulation in New York City).

     2. PURCHASE PROCEDURES. The Administrator shall purchase Common Stock on behalf of the Plan once a month, on the first business day of the month (each, a "Purchase Date"), with the proceeds of all Dividend payments received by the Administrator prior to such Purchase Date and Cash Payments received by the Administrator at least two business days prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of Common Stock. Upon completion of the purchase by the Administrator of Common Stock with any payment received by it representing Dividends and/or Cash Payments, the Administrator shall calculate the number of shares of Common Stock purchased and the aggregate purchase prices for purchases from Dividends and for purchases from Cash Payments. The Administrator as agent under the Plan shall retain the certificates for all shares so purchased by it unless a request pursuant to Paragraph 9 is received from the Participant or unless the rights granted under Paragraph 9 are exercised.

     3. DEPOSIT OF CERTIFICATES. At the time of enrollment in the Plan, or at any later time, Participants may deposit any Common Stock certificates in their possession with the Administrator. Shares deposited shall be transferred into the name of the Administrator or its nominee and credited to the account designated by the Participant under the Plan. Thereafter, such shares shall be treated in the same manner as shares purchased through the Plan. Participants may elect to receive Dividends paid by check on all shares on deposit with the Administrator by providing written notice to the Administrator. Unless the Participant has otherwise notified the Administrator in writing, Dividends paid on all shares held in a Participant's Account shall be reinvested in additional shares of Common Stock. If the Participant has previously given written notice to the Administrator, Dividends paid on all shares held in a Participant's Account shall not be reinvested but rather shall be forwarded to the Participant in the form of a check mailed to the Participant. To be effective with respect to a particular Common Stock Dividend, a written order to stop reinvesting Dividends or resume reinvesting Dividends in an Account must be received by the Administrator on or before the applicable Dividend record date.

     4. PARTICIPANT ACCOUNTS. The Administrator shall maintain an account (the "Account") for each Participant. On each Dividend payment date each Account shall be credited with the Participant's Dividend with respect to shares held in such Account and, upon receipt of a Cash Payment from a Participant, such Participant's Account shall be credited with such Cash Payment. Upon purchase of any shares of Common Stock by the Administrator on behalf of the Plan, the Account of each Participant shall be reduced by such Participant's proportionate shares of the aggregate Dividend and Cash Payment purchase prices paid for such shares of Common

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Stock, as the case may be, and such Account shall be credited with such
Participant's proportionate part of the total number of such shares of Common Stock purchased by the Administrator.

     5. ACCOUNT STATEMENTS. As soon as practicable after each purchase of Common Stock, each Participant for whose Account Common Stock was purchased shall receive a detailed statement (a "Statement") showing with respect to the Participant (a) for the period since the date of the most recent Statement, the Dividend paid on the Common Stock held of record by, and the Common Stock held by the Administrator under the Plan as agent for, the Participant, any Cash Payments received from the Participant in the preceding month pursuant to the provisions of Paragraph 6 or Paragraph 7 below, the net amount applied by the Administrator to the purchase of additional shares of Common Stock for the Participant, the number of shares so purchased, the number of shares of Common Stock, if any, withdrawn from the Account of the Participant pursuant to Paragraph 8 below, and the number of shares of and net proceeds from Common Stock sold from the Account of the Participant pursuant to Paragraph 12 below, and (b) as of the date of the Statement, the total number of shares of Common Stock held by the Administrator under the Plan as agent for the Participant.

     6. CASH PAYMENTS. Any Participant may, at his or her option, at any time and from time to time, send to the address indicated in Paragraph 16 a check or money order payable to the order of "Duke Investment Plan," in any amount not less than $100 but not in an amount or in amounts aggregating more than $5,000 in any one calendar month, accompanied by written instructions directing that the payment be applied to the purchase of additional shares of Common Stock for the Participant under the Plan. Any such Cash Payment by a Participant, as well as any Initial Cash Payment described in Paragraph 7, is referred to herein as a "Cash Payment." The Administrator shall credit a Cash Payment to the Account of the Participant as described in Paragraph 4 above. The Administrator shall apply all such Cash Payments, whether received in conjunction with Dividends or separately, to the purchase of additional shares of Common Stock as described in Paragraphs 1 and 2 above. Participants may obtain a refund of any Cash Payment not yet invested provided the request for such refund is received in writing at the address indicated in Paragraph 16 at least two business days prior to the time the payment would otherwise be applied to the purchase of additional shares. All Cash Payments must be in United States funds and drawn on a United States bank. A Participant may authorize the Administrator (using such forms as shall be acceptable to the Administrator) to deduct a specified amount each month as a Cash Payment from an account maintained by such Participant at a bank or other financial institution, and any such automatic transfer of funds shall be treated in the same manner as other Cash Payments except that the minimum amount of such Cash Payment is $25 instead of $100.

     7. INITIAL DIRECT STOCK PURCHASE. Any person or entity who is not a holder of record of shares of Common Stock may join the Plan by completing and signing an authorization form and returning it to the Administrator together with a check or money order (an "Initial Cash Payment") payable to "Duke Investment Plan" in any amount not less than $250, but not more than $5,000. Upon acceptance of such Initial Cash Payment, such person or entity will become a Participant under the Plan.

     8. CERTIFICATES FOR SHARES. A Participant may at any time, without terminating his or her participation in the Plan, obtain a certificate or certificates for any or all the full shares credited to his or her Account or Holding Account by making written request to the address indicated in Paragraph 16 for the withdrawal of such shares.

     9. WITHDRAWAL FROM THE PLAN. A Participant may terminate participation in the Plan at any time by written notice thereof received at the address indicated in Paragraph 16, and participation shall be terminated by written notice similarly received of the death or adjudicated incompetency of a Participant unless the estate of the deceased or incompetent Participant elects in writing to continue participation in the Plan. Upon termination, the Participant shall receive a certificate for the full shares credited to the Account and any Holding Account of such Participant, unless such Participant shall have requested sale of such full shares in the notice of termination. If a sale of shares is so requested, such sale shall be made by the Administrator, at no cost to the Participant other than the Participant's pro rata share of applicable brokerage commissions, within five business days following receipt of instructions so to do as provided in Paragraph 12 below, and a check for the net proceeds of sale shall be mailed to such Participant. Shares to be sold may be commingled with those of other Participants requesting sale of their

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shares and the proceeds to each Participant will be based on the average price for all shares sold during the applicable day. Upon termination, the Participant shall also receive a check in an amount equal to the current value of any fractional share (determined in the manner provided in this paragraph with respect to the sale of full shares) plus any Dividends held in such Participant's Account if Dividends are not being reinvested.

     10. MODIFICATIONS. The Corporation reserves the right to suspend, to modify (subject to any requisite authorization or approval by regulatory agencies having jurisdiction) or to terminate the Plan or any Participant's participation in the Plan at any time by written notice mailed to all Participants or such Participant, as the case may be, at his or her address as it appears on the Administrator's records. The Administrator may also terminate any Participant's participation in the Plan by written notice to the Participant and to the Corporation. The provisions of Paragraph 9 above shall apply to terminations by the Corporation or the Administrator. The Corporation also reserves the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Company reserves the right to terminate any person's participation in the Plan at any time and to establish additional requirements with respect to participation in the Plan by brokers, banks and others acting in a respresentative capacity on behalf of owners or prospective owners of Common Stock.

     11. STOCK SPLITS, DIVIDENDS AND RIGHTS. Additional shares of Common Stock resulting from stock dividends or stock splits in respect of shares held by the Administrator under the Plan shall be credited proportionately to the Account of each Participant. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the Administrator shall sell all rights received by it for Participants and invest the resultant funds in Common Stock prior to or with the next regular Dividend. If a Participant wishes to exercise any such rights, a request must be made pursuant to Paragraph 8, at least three business days before the record date for distribution of such rights, that certificates for shares in the Participant's Account be issued to the Participant so that such rights will be received directly.

     12. SALE OF SHARES. Pursuant to written instructions from a Participant in form acceptable to the Administrator, the Administrator shall sell, as agent for the Participant, shares of Common Stock held in the Account of a Participant and pay over to the Participant the proceeds of sale less the Participant's pro rata share of applicable brokerage commissions. Any such sale may be made in the manner described in Paragraph
9. A Participant is required to maintain a balance of one full share or more in the Participant's Account or such Participant's Account may be terminated.
 Participants whose participation in the Plan has been terminated shall receive certificates for whole shares held in their Accounts and a check for the cash value of any fractional share held in their Accounts plus Dividends in their Accounts if Dividends are not being reinvested.

     13. VOTING. Each Participant will receive proxy materials including a proxy card covering all shares of Common Stock held in such Participant's Account as well as any other shares held of record by such Participant, and such shares shall be voted as and to the extent specified. If a Participant does not return such proxy to the Corporation, such shares shall not be voted.

     14. LIMITATION OF LIABILITY. Neither Corporation, the Administrator nor their respective directors, officers, or employees shall be liable for any act done in good faith or any omission to act. Without limiting the generality of the foregoing, none of them shall be liable in respect of any claims (a) for continuation of a Participant's participation in the Plan until receipt of written notice of such Participant's termination, death, or adjudicated incompetency, (b) for any fluctuation in the market value of the Common Stock before, at, or after purchases or sales pursuant to the Plan, or
(c) with respect to the prices and time at, and terms on, which shares of Common Stock are purchased or shares of Common Stock are sold for a Participant. Any of the foregoing limited liability provisions do not extend to violations of the federal securities laws.

     15. TRANSFER RESTRICTION. The Participant may not sell, pledge, hypothecate or otherwise assign or transfer such Participant's Account , any interest therein, or any cash or Common Stock credited to such Participant's Account. No attempt to effect any such sale, pledge, hypothecation, or other assignment or transfer shall be effective.

     16. ADMINISTRATOR. The initial Administrator for the Plan is American Stock Transfer and Trust Company. The Corporation may change the
Administrator at any time, or may administer the Plan internally (in

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which case all references to the Administrator shall be deemed to refer to the Corporation). All notices, requests, other communications or Cash Payments from Participants or other persons relating to the Plan shall be addressed as follows:

                    Duke Realty Investment Plan
                    c/o American Stock Transfer and Trust Company
                    Attention:  Dividend Reinvestment Department
                    40 Wall Street
                    New York, New York  10005
                    Telephone:  1-800-278-4353

     17. APPLICABLE LAW. The terms, conditions, and operations of the Plan shall be governed by and construed in accordance with the laws of the State of Indiana.

     18. PARTICIPATION BY BENEFICIAL OWNERS. The Administrator shall make such arrangements as are necessary and customary to permit participation in the Plan by beneficial owners of Common Stock whose shares are registered in names other than their own through brokers, banks, nominees or other record holders; provided, however, that the Company reserves the right to refuse to permit such a broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in the Company's judgment result in excessive cost or burden to the Company or endanger the Company's status as a real estate investment trust. At the Company's request, the Administrator shall arrange to permit participants in the Company's employee benefit plans to participate in the Plan on such terms and conditions as the Company may from time to time establish for such purpose notwithstanding that the Common Stock beneficially owned by such participants in such plans is not owned of record by them. The Company reserves the right to exclude from participation in the Plan or modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are not consistent with the purposes of the Plan, including but not limited to utilization of the Plan to engage in short-term trading activities which cause aberrations in the composite trading volume or price of the Common Stock.

     19. PREFERRED STOCK. Upon written notice from the Corporation, the Administrator shall cause Dividends from any series of the Corporation's preferred stock then outstanding to be reinvested in Common Stock, subject to the same rules and procedures applicable to the reinvestment of Dividends from Common Stock.






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